Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is dated as of May 21, 2015, by and among Mangrove Partners, a Cayman Islands exempted company, on behalf of itself and its affiliated and managed funds, persons and entities, both current and future (collectively, “Mangrove”) and Atlantic Power Corporation, a corporation established under the laws of British Columbia, Canada (the “Company”).

WHEREAS, Mangrove and the Company have been having certain discussions relating to the business and affairs of the Company;

WHEREAS, Mangrove is the beneficial owner of approximately 7.5% of the outstanding shares of Voting Securities (as defined herein) of the Company; and

WHEREAS, the Company and Mangrove have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the “Board”) and certain other matters, as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.                                          Board Size and Management.

(a)                                 As soon as reasonably practicable after the conclusion of the 2015 annual meeting of shareholders of the Company (the “2015 Annual Meeting”), but in any event within 48 hours after the conclusion of such meeting, the Board will convene a meeting of the Board, whereat the Board will pass the necessary resolutions to (i) increase the size of the Board, in compliance with all applicable laws and the Company’ Articles of Continuance, dated as of June 29, 2010, as amended (the “Constating Documents”), to nine (9) directors; and (ii) concurrently with such increase, appoint Gilbert Palter (the “Mangrove Nominee”) to the Board to serve until the 2016 annual meeting of shareholders of the Company (the “2016 Annual Meeting”).

(b)                                 Until the Standstill Termination Date, the Company shall not increase the size of the Board in excess of nine (9) members, and shall not decrease the size of the Board if such decrease would require the resignation of the Mangrove Nominee, without the prior written consent of Mangrove, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  The Company and the Mangrove Nominee shall make all necessary filings required in connection with the appointment of the Mangrove Nominee with any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company.

(d)                                 Subject to the Mangrove Nominee’s compliance with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, the Company agrees to (i) nominate the Mangrove Nominee for election to the Board at the 2016 Annual Meeting, (ii) recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with the 2016 Annual Meeting, that the shareholders of the

Company vote to elect the Mangrove Nominee as a director of the Company at the 2016 Annual Meeting for a term of office expiring at the 2017 annual meeting of the shareholders of the Company, and (iii) solicit, obtain proxies in favor of and otherwise support the election of the Mangrove Nominee at the 2016 Annual Meeting, in a manner no less favorable than the manner in which the Company supports other nominees for election at the 2016 Annual Meeting.

(e)                                  During the period beginning on the date hereof through the Standstill Termination Date (the “Standstill Period”), the Company agrees that if the Mangrove Nominee resigns as a director or otherwise refuses to or is unable to serve as a director for any reason, including as a result of death or disability, Mangrove shall be entitled to designate a replacement director as a substitute director (the “Substitute Nominee”), who must satisfy the Nominee Independence Requirements, subject to the reasonable approval of the Board and its Nominating and Corporate Governance Committee. For the avoidance of doubt, the Substitute Director shall thereafter be deemed the Mangrove Nominee for purposes of this Agreement and shall be entitled to the same rights and subject to the same requirements (including, without limitation, the Nominee Independence Requirements) under this Agreement applicable to the resigning Mangrove Nominee prior to his or her resignation, and such person shall be appointed to the Board to serve the unexpired term, if any, of such Mangrove Nominee. The Board shall appoint the Substitute Nominee to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee’s approval of the Substitute Nominee.

(f)                                   Notwithstanding anything to the contrary herein, if at any time Mangrove receives notice from the Company of a material breach by Mangrove of any obligation hereunder, and such material breach has not been cured within ten (10) days after notice of such breach to Mangrove, then clause (ii) of Section 1(a) and the entirety of Section 1(b), Section 1(c), Section 1(d), Section 1(e) and Section 2(a) shall be void ab initio.

(g)                                  Notwithstanding anything to the contrary herein, if at any time Mangrove’s aggregate beneficial ownership of Voting Securities (as defined below) decreases to less than 5% of the Voting Securities then outstanding, then the entirety of Section 1(b), Section 1(d), Section 1(e) and Section 2(a) shall be void ab initio. Mangrove covenants to promptly notify the Company if its aggregate beneficial ownership of Voting Securities decreases to less than 5% of the Voting Securities then outstanding.

Section 2.                                          Financial Review.

(a)                                 As soon as reasonably practicable after the date hereof, the Company shall engage an independent financial advisor (which, for greater certainty, may be Goldman Sachs or another advisor selected by the Board) to consider all potential options for the use of the proceeds from the previously announced sale of the Company’s wind assets and to review any potential options to restructure the Company’s balance sheet.

Section 3.                                          Nominee Information.

(a)                                 Mangrove shall promptly provide to the Company any information regarding the Mangrove Nominee reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC or any other governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries.

Section 4.                                          Additional Agreements.

(a)                                 Standstill Agreement.  During the Standstill Period, and subject to any rights granted to Mangrove in this Agreement, Mangrove shall not, and shall cause each of its Affiliates and Associates, and Representatives under its control or direction, in each case either directly or indirectly, not to, without the prior written consent of the majority of the Board:

(i)                                     acquire beneficial ownership of Voting Securities representing in excess of 10% of any class of Voting Securities then outstanding (for purposes of computing such percentage, the number of shares of Voting Securities shall be determined at the time of calculation by reference to the latest available Company filing with the SEC containing such information);

(ii)                                  solicit (as such term is used in the proxy rules of the SEC or National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators) proxies or consents, become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than a group comprised solely of Mangrove and its Affiliates and Associates) soliciting proxies (or written consents) in each case with respect to any Voting Securities in opposition to the recommendation or proposal of the Board with respect to (A) the election of directors to the Board, (B) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, or (C) the amendment of any provision of the Constating Documents;

(iii)                               seek to call, or to request the calling of, a special meeting of the Company’s shareholders (including any meeting of the Company’s shareholders under the Business Corporations Act (British Columbia), including Section 187 thereof), or make a request for a list of the Company’s shareholders or for any books and records of the Company;

(iv)                              make any “proposal” or encourage or assist any person in making any “proposal” under Section 167 of the Business Corporations Act (British Columbia);

(v)                                 deposit any Voting Securities in any voting trust or subject any Voting Securities to any agreement with respect to the voting of any Voting Securities, other than any such voting trust, arrangement or agreement solely among Mangrove and its affiliated funds, persons and entities;

(vi)                              nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action pursuant to the Constating Documents;

(vii)                           directly or indirectly seek, initiate, join in, propose or make any public statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any merger, consolidation, amalgamation, arrangement, tender or exchange offer, purchase, disposition, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure and composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or other business combination involving the Company, its subsidiaries or its business, and any other transaction as a result of which the holders of Voting Securities immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of voting securities of the resulting company (each, an “Extraordinary Transaction”);

(viii)                        commence, encourage, support or join as a party any litigation, arbitration or other proceeding (including a derivative action) against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(ix)                              take any action, alone or in concert with others, to (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in such matter in any of the activities set forth in Sections 4(a)(i)-(viii) of this Agreement, (B) form, join or in any way participate in a “group” (as defined under the Exchange Act) (other than a group comprised solely of Mangrove and its Affiliates and Associates) with respect to the Company or otherwise act in concert with any person in respect of any such securities, (C) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or to obtain representation on the Board of the Company, (D) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Sections 4(a)(i)-(viii) of this Agreement, (E) enter into any discussions or arrangements with any third party with respect to any of the foregoing, (F) waive, modify or amend any provision of this Section 4(a), (G) finance or offer to provide financing for an attempt by any person to engage in any of the activities or actions prohibited or restricted by the terms of this Agreement or (H) take any action challenging the validity or enforceability of any provisions of this Section 4.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Mangrove or the Mangrove Nominee, as applicable, from: (A) exercising his or her rights and fiduciary duties as a director of the Company, (B) except as provided by Section 4(a) of this Agreement, voting all of his, her or its Voting Securities of the Company in his, her or its discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (D) making any public statement or announcement with respect to an Extraordinary Transaction proposed by the Company that requires a vote of the shareholders and that is publicly announced by the Company after the date of this Agreement, or (E) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Mangrove, the Mangrove Nominee or any of their respective Affiliates or Associates.

(b)                                 So long as the 2015 Annual Meeting is held before the Standstill Termination Date, Mangrove shall (i) in the case of all of Voting Securities owned of record by it as of the record date for such meeting (the “2015 Record Date”), and (ii) in the case of all of Voting Securities beneficially owned by Mangrove as of the 2015 Record Date (whether held in street name or by some other arrangement), in each case, instruct the record holder to (A) support and vote for the election of the Company’s slate of directors nominated for election at the 2015 Annual Meeting, (B) vote against (or withhold from voting) any nominees that are not nominated by the Board and (C) vote otherwise in accordance with the Board’s recommendation, including, without limitation, in favor of all other matters recommended for shareholder approval by the Board.

(c)                                  So long as the Mangrove Nominee is:

(i)                                     serving as a director of the Board and is included on the Company’s slate of directors (the “Slate”) nominated for election at the 2016 Annual Meeting; and/or

(ii)                                  serving as a director of the Board during any special meeting of the Company’s shareholders that occurs during the Standstill Period,

then, in each case, Mangrove shall (A) in the case of all of Voting Securities owned of record by it as of the record date for such meeting (the “Record Date”), and (B) in the case of all of Voting Securities beneficially owned by Mangrove as of the Record Date (whether held in street name or by some other arrangement), in each case, instruct the record holder to (X) support and vote for the election of the Slate (to the extent applicable), and (Y) vote against (or withhold from voting) any nominees that are not nominated by the Board (to the extent applicable).

(d)                                 Expenses.  Upon written request by Mangrove within five (5) days of the date hereof, the Company shall reimburse Mangrove and its service providers for their actual out-of-pocket expenses incurred in connection with, and related to, this Agreement; provided, that such reimbursement shall not exceed $25,000 in the aggregate. Any request for reimbursement contemplated by this Section 4(d) shall contain wire instructions for the applicable payments, along with copies of invoices and a certification that the rates charged represent standard rates without premium.  Except as otherwise provided in this Section 4(d), all attorneys’ fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

(e)                                  As used in this Agreement:

(i)                                     the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)                                  the terms “beneficial owner” and “beneficial ownership” shall mean ownership, directly or indirectly, of (1) any Voting Securities and (2) any other security, including any cash settled option or other derivative security, that transfers some or all of the economic risks and/or benefits of ownership of the Voting Securities (whether or not subject to the passage of time or other contingencies);

(iii)                               the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in Toronto, Canada and New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed;

(iv)                              the term “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(v)                                 the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)                              the term “Representatives” shall mean, with respect to Mangrove, Mangrove’s officers, directors, members, general partners, employees, and, with respect to the Company, the Company’s directors, officers and employees;

(vii)                           the term “SEC” shall mean the U.S. Securities and Exchange Commission.

(viii)                        the term “Standstill Termination Date” shall mean the earlier of (A) the day following the date of the 2016 Annual Meeting, (B) the day that is the thirteen month anniversary of the 2015 Annual Meeting, or (C) ten (10) days after the Company receives notice from Mangrove of a material breach by the Company of any obligation under this Agreement which has not been cured, provided, that if such material breach cannot be cured, the date on which the Company receives such notice; and

(ix)                              the term “Voting Securities” shall mean the Common Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Shares or other securities (whether or not subject to the passage of time or other contingencies).

Section 5.                                          Representations, Warranties and Covenants.

(a)                                 Mangrove represents, warrants and covenants as follows:

(i)                                     Mangrove has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)                                  This Agreement has been duly and validly authorized, executed and delivered by Mangrove, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii)                               The execution by Mangrove of this Agreement and the performance by Mangrove’s obligations hereunder does not and will not violate any law, any order of any court or any agency of government.

(iv)                              The Mangrove Nominee (A) is not employed by, or an Affiliate or Associate of, Mangrove (B) is independent of Mangrove, its Affiliates and/or Associates and (C) is not a party to any compensation arrangements with Mangrove, its Affiliates and/or Associates other than compensation that Mangrove has, prior to the date hereof, agreed to pay the Mangrove Nominee in consideration of the Mangrove Nominee’s agreement to be named and serve as a nominee, or a recommended candidate, of Mangrove (the requirements set forth in this Section 5(a)(iv), the “Nominee Independence Requirements”).

(b)                                 Mangrove agrees to provide to the Company such information and materials as is reasonably requested by the Company from time-to-time in connection with the Company’s legal, regulatory, auditor or stock exchange requirements.

(c)                                  The Company hereby represents, warrants and covenants as follows:

(i)                                     The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)                                  This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the shareholders of the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

(iii)                               The Company’s execution of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court or any agency of government, the Constating Documents, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument, except for any such violation, conflict, breach, result or default that could not, individually or in the aggregate, reasonably be expected to adversely affect the Company’s ability to carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

Section 6.                                          Specific Performance.  Each of Mangrove, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury may not be adequately compensable in damages.  It is accordingly agreed that Mangrove, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

Section 7.                                          Press Release and Other Public Disclosures.

(a)                                 Promptly following the execution and delivery of this Agreement, (i) the Company shall issue a press release, in such form as approved by the Company and Mangrove (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release, each in the form attached hereto as Exhibit A, and (ii) Mangrove shall file an amendment (the “13D Amendment”) to its Schedule 13D reporting the entry into this Agreement and any other applicable items relating thereto.  None of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement other than the statements in the Press Release, the Form 8-K and the 13D Amendment without (i) in the case of the Company, the prior written approval of Mangrove, not to be unreasonably withheld, conditioned or delayed, and (ii) in the case of Mangrove, the prior written approval of the Company, not to be unreasonably withheld, conditioned or delayed.  During the Standstill Period, except as otherwise permitted under the Agreement, Mangrove will not make any public statement or issue any press release concerning or relating to any action or decision taken or made or not taken or made by the Company or the Board.

(b)                                 The foregoing shall not prevent (i) the Company from taking any action necessary or required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries and (ii) to the extent legally required, the Company or Mangrove from making any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided, that the party from which such information is compelled shall provide, to the extent legally permissible, the other party with prior written notice of the making of such compelled disclosure promptly so that such other party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its Representatives are nonetheless legally compelled to disclose such information, such party or its Representative, as the case may be, will furnish only that portion of such information that is legally required, in the advice of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.

Section 8.                                          Mutual Non-Disparagement.  Each of the Company and Mangrove covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other parties or such other parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or Representatives, any of their products or services or any action or matter publicly disclosed prior to the date of this Agreement.

Section 9.                                          No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 10.                                   Successors and Assigns.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors and permitted assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

Section 11.                                   Entire Agreement; Amendments; Interpretation and Construction.  This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the Company and Mangrove.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 12.                                   Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.                                   Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Atlantic Power Corporation

One Federal Street, 30th Floor

Boston, Massachusetts 02110

Attention: James J. Moore, Jeffrey S. Levy

with a copy (which shall not constitute notice) to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Canada

Attention: Robert Vaux, Bill Gorman

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Craig B. Brod, Benet J. O’Reilly

If to Mangrove:

Mangrove Partners

645 Madison Avenue, 14th Floor

New York, New York 10022

Attention:  Ward T. Dietrich

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Andrew Freedman

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

Section 14.                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the laws of Canada applicable therein. The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated herein (and agree not to commence any action, suit or proceeding relating hereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated herein in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 15.                                   Counterparts.  This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 16.                                   Severability.  If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 17.                                   No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ATLANTIC POWER CORPORATION

By:	/s/ James Moore
Name:	James Moore
Title:	Chief Executive Officer

MANGROVE PARTNERS
on behalf of itself and its affiliates and managed funds

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

EXHIBIT A